Exhibit 99

FOR IMMEDIATE RELEASE
DATE: January 27, 2009

CONTACT:	Brian L. Vance

President and Chief Executive Officer

(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FOURTH QUARTER and FULL YEAR 2008 RESULTS

2008 YEAR AND FOURTH QUARTER HIGHLIGHTS

•

Net interest margin increased to 4.67% for the quarter ended December 31, 2008 from 4.39% for the prior year quarter ended December 31, 2007 and from 4.66% for the linked-quarter ended September 30, 2008

•	Core efficiency ratio improved to 59.87% for the quarter ended December 31, 2008 from 61.24% for the prior year quarter ended December 31, 2007

•	Year to date 2008 net income was $6.35 million vs. $10.71 million for 2007

•	Core deposits as of December 31, 2008 increased 15% from December 31, 2007

•	Nonperforming assets to total assets decreased to 0.57% at December 31, 2008 from 0.93% at September 30, 2008

•	The ratio of total capital to risk-weighted assets increased to 13.73% from 10.55% at September 30, 2008

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the year ended December 31, 2008 of $6,351,000 compared with $10,708,000 for the year ended December 31, 2007. Diluted earnings per common share for the year ended December 31, 2008 were $0.93 compared to $1.61 for the year ended December 31, 2007.

Net loss for the three months ended December 31, 2008 was $194,000 compared to net income of $2,775,000 for the quarter ended December 31, 2007. Diluted loss per common share for the quarter ended December 31, 2008 was $0.05 compared with diluted earnings per common share of $0.42 for the quarter ended December 31, 2007. The decreases in earnings from the prior year and prior year quarter ending December 31, 2007 are due primarily to increased provisioning for loan losses and an other-than-temporary impairment charge.

On November 21, 2008, for an aggregate sale price of $24 million in cash, the Company completed the placement to the U.S. Department of the Treasury (“Treasury”) of 24,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a related Warrant to purchase 276,074 shares of the Company’s common stock. The preferred shares pay a cumulative dividend of 5% per annum for the first five years and 9% per annum thereafter if not redeemed first. For both the three months and year ended December 31, 2008, the dividends accrued on the preferred shares were $130,000.

Also, during the quarter ended December 31, 2008, the Company recorded a $668,000 ($434,000 net of tax) other-than-temporary impairment charge recorded on 11 private label mortgage-backed securities. The securities on which impairments were recognized were acquired with the redemption-in-kind of the investment in the AMF Ultra Short Mortgage Fund as previously reported in our third quarter earnings release dated October 23, 2008. As a result, for the year ended December 31, 2008, the Company recorded losses totaling $1.93 million ($1.25 million net of tax) relating to its investments in the AMF Ultra Short Mortgage Fund. Excluding this impairment charge, the diluted earnings per common share for the year ended December 31, 2008 were $1.12 compared to $1.61 for the year ended December 31, 2007. The following table shows the effects of the impairment charge on core operating earnings.

Core Common Earnings

(A non-GAAP measure of income from customary business activities)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income/(loss)	$(194)	$2,775	$6,351	$10,708
Less: Dividends accrued on preferred shares	143	—	143	—

Net income/(loss) available to common shareholders	(337)	2,775	6,208	10,708
Add: Impairment charge on investment (net of tax)	434	—	1,252	—

Core earnings	$97	$2,775	$7,460	$10,708

Non-interest expense	$7,905	$6,898	$30,419	$28,288
Deduct: Impairment charge on investment	668	—	1,927	—

Core non-interest expense	$7,237	$6,898	$28,492	$28,288

Diluted earnings per share:
GAAP earnings/(loss)	$(0.05)	$0.42	$0.93	$1.61
Core earnings	$0.01	$0.42	$1.12	$1.61
Return on average equity:
GAAP earnings/(loss)	(1.48%)	12.87%	6.98%	12.87%
Core earnings	0.43%	12.87%	8.39%	12.87%
Efficiency ratio:
GAAP earnings	65.40%	61.24%	64.50%	62.59%
Core earnings	59.87%	61.24%	60.41%	62.59%

For the year ended December 31, 2008, return on average common equity was 6.98% (core return on average common equity was 8.39%) compared to 12.87% for the year ended December 31, 2007. Due to the addition of preferred shares, the Company’s capital position increased significantly to 11.96% of total assets as of December 31, 2008 from 9.59% at December 31, 2007 and the ratio of total capital to risk-weighted assets increased to 13.73% at December 31, 2008 from 10.55% at September 30, 2008. Average equity for the year ended December 31, 2008 increased 10.1% to $91.6 million from $83.2 million for the year ended December 31, 2007. For the quarter ended December 31, 2008, the Company’s return on average common equity was negative 1.48% (core return on average common equity was 0.43%) compared to 12.87% for the quarter ended December 31, 2007.

The Company’s total assets increased $60.0 million to $946.1 million at December 31, 2008 from $886.1 million at December 31, 2007. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $24.4 million, or 3.2%, to $793.3 million at December 31, 2008 from $768.9 million at December 31, 2007.

Deposits increased year over year $48.2 million, or 6.2%, to $824.5 million at December 31, 2008 from $776.3 million at December 31, 2007. Since December 31, 2007, core deposits (total deposits less certificate of deposit accounts) have increased $61.6 million, or 14.8%.

Net interest income before provision for loan losses was $38,342,000 for the year ended December 31, 2008 compared to $36,621,000 for the year ended December 31, 2007, an increase of 4.7%. For the quarter ended December 31, 2008, net interest income before provision for loan losses was $10,034,000 compared to $9,144,000 for the quarter ended December 31, 2007, an increase of 9.7%.

The net interest margin (net interest income divided by average earning assets) increased to 4.59% for the year ended December 31, 2008 compared to 4.50% for the year ended December 31, 2007. The net interest margin for the quarter ended December 31, 2008 increased to 4.67% from 4.66% for the quarter ended September 30, 2008 and from 4.39% for the quarter ended December 31, 2007.

Nonperforming assets (nonperforming loans plus other real estate owned) at December 31, 2008 were $5,428,000, or 0.57% of total assets, a decrease of $3,024,000 from $8,452,000, or 0.93% of total assets, at September 30, 2008 and an increase of $4,238,000 from $1,190,000, or 0.13% of total assets, at December 31, 2007. The Company’s nonperforming assets to total assets ratio of 0.57% at December 31, 2008 is 339 basis points lower than the September 30, 2008 average ratio of 3.96% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision in the fourth quarter of 2008 of $4,590,000 increased $2,830,000 from $1,760,000 in the third quarter of 2008 and $4,350,000 from $240,000 in the prior year quarter ended December 31, 2007. The Company had net charge-offs in the fourth quarter of 2008 of $1,794,000 versus $90,000 in the fourth quarter of 2007 and net charge-offs of $2,370,000 for the year ended December 31, 2008 versus $542,000 for the year ended December 31, 2007. The allowance for loan losses as a percent of total loans increased to 1.91% at December 31, 2008 from 1.56% at September 30, 2008 and 1.33% at December 31, 2007. The increase in the loan loss reserves was a result of management’s continuing assessment of the increased risk in the loan portfolio due to the current economic environment which may lead to increases in potential problem loans. Management continues to see weakness develop specifically within its residential construction portfolio, as well as developing weaknesses in its Commercial and Industrial portfolio. Management is committed to ongoing and careful review of all existing and new loans to minimize loss exposure.

Non-interest income was $8,824,000 for the year ended December 31, 2008 compared to $8,572,000 for the year ended December 31, 2007, an increase of 2.9%. For the quarter ended December 31, 2008, non-interest income was $2,054,000 compared to $2,119,000 for the same period in 2007, a decrease of 3.1%.

Non-interest expense was $30,419,000 for the year ended December 31, 2008 compared to $28,288,000 for the year ended December 31, 2007, an increase of 7.5%. Excluding the impairment charge on investment, for the year ended December 31, 2008, non-interest expense increased $204,000, or 0.7%, from the prior year. For the quarter ended December 31, 2008, non-interest expense was $7,905,000 compared to $6,898,000 for the same period in 2007, an increase of 14.6%. Excluding the impairment charge on investment, for the quarter ended December 31, 2008, non-interest expense increased $339,000, or 4.9%, from the prior year.

The Company’s core efficiency ratio (efficiency ratio excluding the impairment charge on investment) for the quarter ended December 31, 2008 improved to 59.87% from 61.24% for the quarter ended December 31, 2007. The core efficiency ratio improved to 60.41% for the year ended December 31, 2008 from 62.59% for the year ended December 31, 2007.

Mr. Vance commented, “While I am disappointed in our 4th quarter loss, I believe it is important to remember we managed to post a respectable $6.4 million profit for a year in which the operating environment was very difficult. I also believe our shareholders and customers should note the fundamental strength of the Company in critically important areas. Our total capital is well above the “well capitalized” regulatory requirements; our credit quality improved as our non-performing assets decreased from the end of the third quarter and now stand at only .57% of total assets; our core deposits increased 15% year over year; our total company has no debt; and our overall liquidity improved and is now one of the strongest among Washington banks.”

“While I believe we have one of the strongest overall financial conditions of any bank in our region, I also realize we are currently facing one of the most challenging economic times in the last 80 years. We understand that profitability is always important, however, we also believe it is critically important during these difficult times to focus on the fundamental strengths of any company when analyzing its true performance. We believe we have created a banking company that will withstand and capitalize on the difficult times ahead.”

“Another key event in the fourth quarter was making the decision to sell $24 million in preferred equity securities to the U.S. Treasury,” Mr. Vance continued. “We were among the first 50 banks that received this opportunity out of a total of approximately 300 banks that have participated to date. Much has been said and written about the

Capital Purchase Program, but in the end we believe Treasury made a wise decision to invest in banks they believe are well managed and well positioned to assist their communities in the form of loans to individuals and businesses as well as being a secure place for deposits for our customers. During the months of November and December, Heritage originated a total of $33 million in new loans to individuals and businesses in the communities we serve. In addition, we renewed a total of $57 million in loans, keeping these dollars at work in our communities.”

Mr. Vance concluded, “It will take time to fully leverage this new capital, but we will continue to put this capital to work in our communities to assist as much as we possibly can during these difficult times.”

On January 27, 2009, the Company’s Board of Directors declared a dividend of $0.10 per share payable on February 20, 2009 to shareholders of record on February 5, 2009. This is the forty-fourth consecutive quarterly dividend to be paid.

The Company will hold a telephone conference call to discuss this earnings release on January 28, 2009 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 am PDT. The call will be available for replay ending February 10, 2009 by dialing (800) 475-6701 — access code 980944.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	December 31, 2008	September 30, 2008	December 31, 2007
Assets
Cash on hand and in banks	$31,478	$20,287	$28,401
Interest earning deposits	29,156	765	6,062
Investment securities available for sale	31,922	25,818	35,660
Investment securities held to maturity	12,081	12,983	3,890
Loans held for sale	304	570	447
Loans receivable	808,726	811,964	779,319
Less: Allowance for loan losses	(15,423)	(12,628)	(10,374)

Loans receivable, net	793,303	799,336	768,945
Other real estate owned	2,031	169	169
Premises and equipment, net	15,721	14,604	14,819
Federal Home Loan Bank and Federal Reserve Bank stock	3,566	3,516	3,227
Accrued interest receivable	4,168	4,528	4,401
Prepaid expenses and other assets	8,979	9,128	6,520
Goodwill and other intangible assets	13,436	13,456	13,514

Total assets	$946,145	$905,160	$886,055

Liabilities and Stockholders’ Equity
Deposits	$824,480	$795,065	$776,280
Advances from Federal Home Loan Bank	—	13,900	14,990
Other borrowings	—	1,657	1,951
Accrued expenses and other liabilities	8,518	5,731	7,867

Total liabilities	832,998	816,353	801,088

Preferred stock	23,367	—	—
Common stock	26,533	25,689	24,985
Unearned compensation	(358)	(380)	(447)
Retained earnings	63,253	63,578	60,780
Accumulated other comprehensive income (loss), net	352	(80)	(351)

Total stockholders’ equity	113,147	88,807	84,967

Total liabilities and stockholders’ equity	$946,145	$905,160	$886,055

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest income:
Interest and fees on loans	$13,553	$13,692	$15,080	$54,919	$60,409
Taxable interest on investment securities	455	425	398	1,649	1,638
Nontaxable interest on investment securities	52	51	44	197	177
Interest on federal funds sold and interest earning deposits	18	14	43	152	148
Dividends on Federal Home Loan Bank Stock	—	11	7	31	19

Total interest income	14,078	14,193	15,572	56,948	62,391

Interest expense:
Deposits	4,021	4,252	6,261	18,321	24,231
Borrowed funds	23	85	167	285	1,539

Total interest expense	4,044	4,337	6,428	18,606	25,770

Net interest income	10,034	9,856	9,144	38,342	36,621
Provision for loan losses	4,590	1,760	240	7,420	810

Net interest income after provision for loan losses	5,444	8,096	8,904	30,922	35,811

Non-interest income:
Gain on sales of loans	52	112	12	435	64
Brokered mortgage income	19	41	125	212	676
Service charges on deposits	1,023	1,059	992	4,095	3,790
Rental income	45	77	82	285	324
Merchant visa income	754	819	746	3,039	2,869
Other income	161	143	162	758	849

Total non-interest income	2,054	2,251	2,119	8,824	8,572

Non-interest expense:
Salaries & employee benefits	3,645	3,658	3,532	14,689	14,764
Occupancy and equipment	960	954	997	3,855	4,098
Data processing	406	400	400	1,575	1,572
Marketing	268	135	104	702	500
Office supplies & printing	89	101	92	369	387
Merchant visa	620	669	602	2,466	2,308
Professional services	218	167	125	710	635
State and local taxes	220	233	278	930	989
Impairment loss on securities	668	147	—	1,927	—
Other expense	811	796	768	3,196	3,035

Total non-interest expense	7,905	7,260	6,898	30,419	28,288

Income before federal income taxes	(407)	3,087	4,125	9,327	16,095
Federal income tax expense	(213)	1,006	1,350	2,976	5,387

Net income/(loss)	$(194)	$2,081	$2,775	$6,351	$10,708

Net income/(loss) available to common shareholders	$(337)	$2,081	$2,775	$6,208	$10,708

Basic earnings/(loss) per common share	$(0.05)	$0.32	$0.42	$0.94	$1.63
Diluted earnings/(loss) per common share	$(0.05)	$0.31	$0.42	$0.93	$1.61
Average number of common shares outstanding	6,606,565	6,601,433	6,575,116	6,598,647	6,558,448
Average number of diluted common shares outstanding	6,606,565	6,643,260	6,648,691	6,647,420	6,670,422

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Performance Ratios:
Net interest margin	4.67%	4.66%	4.39%	4.59%	4.50%
Efficiency ratio	65.40%	59.97%	61.24%	64.50%	62.59%
Return on average assets	-0.08%	0.92%	1.25%	0.71%	1.23%
Return on average common equity	-1.48%	9.25%	12.87%	6.98%	12.87%
Average Balances:
Average assets	$914,322	$898,243	$883,948	$893,574	$872,667
Average earning assets	852,416	838,617	825,720	834,762	814,413
Average total loans	815,004	808,794	791,685	798,169	780,509
Average deposits	802,449	787,852	779,087	787,758	755,252
Average equity	101,068	89,241	85,555	91,594	83,175
Average tangible equity	87,621	75,775	71,982	78,117	69,553

	As of Period End
	December 31, 2008	September 30, 2008	December 31, 2007
Nonperforming Assets
Nonaccrual loans	$3,397	$8,283	$1,021
Other real estate owned	2,031	169	169

Nonperforming assets	5,428	8,452	1,190
Allowance for loan losses to:
Total loans	1.91%	1.56%	1.33%
Nonperforming loans	454.02%	152.46%	1016.06%
Nonperforming loans to total loans	0.42%	1.02%	0.13%
Nonperforming assets to total assets	0.57%	0.93%	0.13%
Book Value Per Share
Book value per common share	$13.40	$13.27	$12.79
Tangible book value per common share	$11.40	$11.26	$10.76
Capital Adequacy
Stockholders’ equity to total assets	11.96%	9.81%	9.59%
Tier 1 leverage capital to average assets	11.03%	8.53%	8.22%
Total capital to risk-weighted assets	13.73%	10.55%	10.70%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ending December 31, 2008			Three months ending December 31, 2007
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$799,312	$13,553	6.73%	$779,218	$15,080	7.68%
Investments:
Taxable	35,205	455	5.13%	34,535	398	4.57%
Nontaxable	5,899	52	3.48%	4,938	44	3.56%
Interest earning deposits	8,461	18	0.84%	3,802	43	4.44%
Federal Home Loan Bank stock	3,539	—	0.00%	3,227	6	0.79%

Total interest earning assets	852,416	14,078	6.55%	825,720	15,571	7.48%
Non-interest earning assets	61,906			58,228

Total assets	$914,322			$883,948

Interest Bearing Liabilities:
Certificates of deposit	$335,435	2,597	3.07%	$360,921	4,380	4.81%
Savings accounts	101,915	423	1.65%	78,699	380	1.91%
Interest bearing demand and money market accounts	253,450	1,001	1.57%	231,709	1,501	2.57%

Total Interest bearing deposits	690,800	4,021	2.31%	671,329	6,261	3.70%
FHLB advances and other borrowings	4,890	23	1.89%	12,060	167	5.50%

Total interest bearing liabilities	695,690	4,044	2.31%	683,389	6,428	3.73%
Non-interest bearing deposits	111,649			107,758
Other non-interest bearing liabilities	5,915			7,246
Stockholders’ equity	101,068			85,555

Total liabilities & stockholders’ equity	$914,322			$883,948

Net interest income		$10,034			$9,143

Net interest spread			4.25%			3.75%
Net interest margin			4.67%			4.39%
Average interest earning assets to average interest bearing liabilities			122.53%			120.83%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	December 31, 2008		September 30, 2008		December 31, 2007
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$443,821	54.9%	$445,948	54.9%	$421,405	54.0%
Real estate mortgages:
One to four family residential	57,535	7.1%	57,727	7.1%	57,579	7.4%
Five or more family residential and commercial real estate	157,542	19.5%	160,879	19.8%	163,715	21.0%

Total real estate mortgages	215,077	26.6%	218,606	26.9%	221,294	28.4%
Real estate construction:
One to four family residential	71,159	8.8%	77,790	9.6%	82,165	10.5%
Five or more family residential and commercial real estate	59,572	7.4%	52,009	6.4%	40,342	5.2%

Total real estate construction	130,731	16.2%	129,799	16.0%	122,507	15.7%
Consumer	21,255	2.6%	20,106	2.5%	16,641	2.1%

Subtotal	810,884	100.2%	814,459	100.2%	781,847	100.3%
Deferred loan fees	(1,854)	-0.2%	(1,926)	-0.2%	(2,081)	-0.3%

Total loans	$809,030	100.0%	$812,533	100.0%	$779,766	100.0%

Deposit Composition
Non-interest demand deposits	$115,551	14.0%	$108,844	13.7%	$110,463	14.2%
NOW accounts	122,104	14.8%	123,534	15.5%	117,702	15.2%
Money market accounts	141,716	17.2%	130,166	16.4%	112,884	14.5%
Savings accounts	98,715	12.0%	98,931	12.4%	75,419	9.7%

Total core deposits	478,086	58.0%	461,475	58.0%	416,468	53.6%
Certificate of deposit accounts	346,394	42.0%	333,590	42.0%	359,812	46.4%

Total deposits	$824,480	100.0%	$795,065	100.0%	$776,280	100.0%